Exhibit 11

INTERNATIONAL PAPER COMPANY

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Earnings from continuing operations	$77	$62	$154	$113
Discontinued operations	—	131	—	153

Net earnings	77	193	154	266
Effect of dilutive securities	—	—	—	—

Net earnings - assuming dilution	$77	$193	$154	$266

Average common shares outstanding	485.9	485.6	486.0	485.0
Effect of dilutive securities
Performance share plan	1.2	—	1.2	—
Stock options	0.3	2.6	0.8	2.8

Average common shares outstanding - assuming dilution	487.4	488.2	488.0	487.8

Earnings per common share from continuing operations	$0.16	$0.13	$0.32	$0.23
Discontinued operations	—	0.27	—	0.32

Net earnings per common share	$0.16	$0.40	$0.32	$0.55

Earnings per common share from continuing operations - assuming dilution	$0.16	$0.13	$0.32	$0.23
Discontinued operations	—	0.27	—	0.32

Net earnings per common share - assuming dilution	$0.16	$0.40	$0.32	$0.55

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.